Filed pursuant to Rule 424(b)(2)
Registration Number 333-125979
Prospectus Supplement
(To Prospectus Dated August 3, 2005)
5,970,150 Shares
Class A Common Stock
     Avanir Pharmaceuticals is offering by this prospectus supplement 5,970,150 shares of Class A common stock.
     This is a best efforts offering being made directly by Avanir, without an underwriter or placement agent. We are not required to sell any specific number or dollar amount of securities in this offering, but will use our best efforts to sell the securities offered. We will receive all of the proceeds from any securities sold in this offering. If we sell the maximum number of shares offered by this prospectus supplement, the total gross offering proceeds to us, before offering expenses, will be $20,000,000 and our net offering proceeds are expected to be approximately $19,400,000. This offering will continue until the earlier of the sale of all shares offered by this prospectus supplement or December 30, 2005.
     Investing in our Class A common stock involves certain risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement for certain risks you should consider, as well as the risk factors set forth in our SEC reports incorporated by reference into this prospectus. You should read this prospectus supplement, the accompanying prospectus and the SEC documents incorporated by reference into this prospectus carefully before you make your investment decision.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     We expect that delivery of the shares of Class A common stock being offered pursuant to this prospectus supplement will be made to investors on or about December 21, 2005. Unless the purchasers instruct otherwise, the shares of Class A common stock will be delivered in book-entry form through The Depository Trust Company, New York, New York.
The date of this prospectus supplement is December 16, 2005.

     Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “the Company,” “Avanir,” “we,” “us,” “our,” or similar references mean Avanir Pharmaceuticals.
     This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our Class A common stock and supplements information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about us and the shares of Class A common stock we may offer from time to time under our shelf registration statement. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.
     We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy Class A common stock, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy Class A common stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement and any accompanying prospectus is delivered or Class A common stock is sold on a later date.
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THE OFFERING

Class A common stock offered by us.	5,970,150 shares

Class A common stock to be outstanding after this offering *.	115,337,076 shares

Use of proceeds.	We intend to use the proceeds of this offering primarily for clinical trials, research and development expenses, marketing and sales expenses, general and administrative expenses and for potential acquisitions of, or investments in, complementary businesses, products and technologies. See “Use of Proceeds” on page 13 of the prospectus.

American Stock Exchange symbol.	AVN

*	Except as otherwise noted, the information above and elsewhere in this prospectus supplement regarding outstanding shares of our Class A common stock is based on 109,366,926 shares of Class A common stock outstanding as of September 30, 2005, and excludes the following shares of Class A common stock as of that date: (i) 6,400,131 shares of Class A common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $2.18 per share; (ii) 3,632,072 shares of Class A common stock reserved for future awards under our existing stock plans; and (iii) 4,488,211 shares of Class A common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $1.89 per share.

As of December 16, 2005, the date of this prospectus supplement, we had a total of 116,049,821 shares of Class A common stock issued and outstanding.

RISK FACTORS
Risks Relating to Our Business
     We have a history of losses and we may never achieve or maintain profitability.
     To date, we have experienced significant operating losses in funding the research, development and clinical testing of our drug candidates and we expect to continue to incur substantial operating losses through at least fiscal 2007. As of September 30, 2005, our accumulated deficit was approximately $155.0 million. To achieve profitability, we would need to generate significant additional revenue with positive gross margins to offset our other operating expenses, which we expect will increase as we increase our pre-launch activities and sales and marketing efforts over the next several quarters while awaiting the FDA’s decision regarding the approval of Neurodex for the treatment of PBA.
     We may also increase spending on our clinical and pre-clinical programs to the extent our progress in development is favorable. Although we have recently entered into research collaborations with major pharmaceutical companies for two of our research programs, we continue to seek and to negotiate revenue-generating licenses for docosanol 10% cream, and for our other research programs for a selective cytokine inhibitor and our antibody technology. However, we may not find additional attractive arrangements, if at all, and any such arrangements may not provide adequate revenues to cover future operating expenses. Increases in expenditures may not be offset by new or adequate sources of revenues, and as a result, we may not achieve profitability.
     We have experienced delays in obtaining the FDA’s acceptance for filing of our new drug application for Neurodex due to requests by the Agency for additional discussions about the data. Any further delays or any adverse decisions in the regulatory review or approval process may harm our prospects and could harm our stock price.
     In late August 2005, the FDA informed us that the Agency had restarted the review date for the Neurodex NDA to August 10, 2005 (from June 29, 2005) because of a submission that we had made at the request of the Agency containing supplemental data with certain pre-clinical information. The Agency has the discretion to determine whether responses to the Agency are sufficient to reset the start date for the review. At the time that we submitted the additional data, we did not know our submission would reset the review timeline for the Neurodex NDA. On September 21, 2005, the FDA informed us that there were formatting and summarization issues with our NDA, which we clarified in detail at a meeting with the Agency in October 2005.
     Based on commentary that we received from the FDA, we are further strengthening and enhancing our NDA before re-submitting the data, as the submission will contain data from additional patients who had completed treatment for more than 6 months in our open-label study, bringing the total number above the relevant requirements for chronic exposure. The current plan is to re-submit the expanded data, refined narratives, and re-formatted materials in January 2006. Thereafter, the Agency will have 60 days to determine whether the file is complete and assign a review timeline, namely whether it will be a standard or priority review. These filing and acceptance delays, and any subsequent delays, might extend our operating losses, which would likely increase our cash requirements over the long run.
     We also cannot be certain that Neurodex will ultimately be approved by the FDA for marketing or that we will be able to obtain the labeling claims desirable for the promotion of the product. Recent public announcements regarding safety problems with certain approved drugs may also affect the FDA’s policies regarding safety data for all new drug applications and may result in the FDA requiring additional safety data before approving Neurodex, and FDA may require closer surveillance after commercialization if the drug is approved.
     We have yet to market or sell Neurodex or any of our other potential products.
     We have never before marketed or sold any pharmaceutical products. In order to market Neurodex, assuming it is approved by the FDA, or market any other drug candidates, we will need to hire additional personnel with relevant pharmaceutical experience to staff our sales management and marketing group to help ensure the potential success in marketing our products. If we cannot develop the required marketing and sales expertise internally, our ability to generate revenue from product sales will likely suffer.
     In international markets, we may rely on collaborative partners to obtain regulatory approvals, and to market and sell our products in those markets. We have not yet entered into any collaborative arrangement with respect to marketing or selling Neurodex, with the exception of one such agreement relating to Israel. We cannot guarantee that we will be able to enter into any other arrangements on terms favorable to us, or at all. If we are able to enter into sales and marketing arrangements with collaborative partners, we cannot assure you that such collaborators will apply adequate resources and skills to their responsibilities, or that their marketing efforts will be successful. If we are unable to enter into favorable collaborative arrangements with respect to marketing or selling Neurodex or docosanol 10% cream or our collaborators’ efforts are not successful, our ability to generate revenue from product sales will suffer.
     We expect that over the next 12 to 24 months we will need to raise additional capital to fund ongoing operations. If we are unable to raise additional capital, we may be forced to curtail operations. If we succeed in raising additional capital through a licensing or financing transaction, it may affect our stock price and future revenues.
     In order to maintain sufficient cash and investments to fund future operations and to prepare for the commercialization of Neurodex, we will need to raise additional capital over the next 12 to 24 months through various alternatives, including licensing or sales of our technologies and drug candidates, selling shares of our Class A common stock or preferred stock or through the issuance of one or more forms of senior or subordinated debt. The balance of securities available for sale under an existing shelf registration is approximately $84.0 million. See “Management Outlook” in Management’s Discussion and Analysis of Financial Condition and Results of Operations.
     If we raise capital by issuing additional shares of Class A common stock at a price per share less than the then-current market price per share, the per-share value of our Class A common stock may be reduced. Further, even if we sell shares of common stock at prices equal to or higher than the then-current market price, the issuance of additional shares may depress the market price of our Class A common stock and will dilute voting rights of our other shareholders. If we raise capital through licensing or sales of one or more of our technologies or drug candidates, as we have with our RCT and MIF technologies, then we will likely need to share a significant portion of future revenues from these drug candidates with our licensees. Additionally, the development of drug candidates licensed or sold to third parties will no longer be in our control. Because license arrangements typically provide us with revenue only as the drug candidate is successfully developed and marketed, and because the development of any out-licensed drug candidates will typically be outside of our control, we may not realize a significant portion of the potential value of any such license arrangements.
     If we are unable to raise additional capital to fund future operations, then we may not be able to execute our commercialization plans for Neurodex and may be required to reduce operations or defer or abandon one or more of our clinical or pre-clinical research programs.
     Changes in board and management composition that are intended to strengthen the board and management team could adversely disrupt our operations.
     We have recently made significant changes to our senior management team and board of directors to add to our pharmaceutical experience, significantly enhance our scientific and clinical expertise, and provide depth in managing profitable pharmaceutical businesses. Our President and Chief Executive Officer joined the Company in September 2005 and our Senior Vice President of Sales and Marketing joined the Company in July 2005. Since September 2004, seven new directors have joined our board and we continue to recruit senior-level sales and marketing and regulatory personnel to add to our management team. Accordingly, we anticipate that we could experience other changes in management and infrastructure as we expand our organization, prepare for the commercialization of Neurodex and effect our transition from a research and development company to a pharmaceutical company. These changes could be disruptive, and we may experience difficulties in retaining new directors, attracting and integrating new members of the management team and in transitioning our operating activities.
     Our inability to attract and retain key management and scientific personnel could negatively affect our business.
     The industry in which we compete has a high level of employee mobility and aggressive recruiting of skilled personnel. This type of environment creates intense competition for qualified personnel, particularly in product research and development, sales and marketing and accounting and finance. The loss of certain executive officers and other key employees could adversely affect our operations.

     Additionally, in order to expand the Company as planned and to effect our transition to a pharmaceutical company, we will need to hire, train, retain and motivate high quality personnel, including sales and marketing personnel for the commercialization of Neurodex. Any inability to hire qualified sales and marketing personnel would harm our commercialization plans. If we were to lose one or more of our key scientists, then we would likely lose some portion of our institutional knowledge and technical know-how, which could potentially cause a substantial delay in one or more of our development programs until adequate replacement personnel could be hired and trained.
     Our patents may be challenged and our pending patents may be denied. Either result would seriously jeopardize our ability to compete in the intended markets for our proposed products.
     We have invested in an extensive patent portfolio and we rely substantially on the protection of our intellectual property through our ownership or control of issued patents and patent applications. Such patents and patents pending cover Neurodex, docosanol 10% cream and other potential drug candidates that could come from our technologies such as reverse cholesterol transport, selective cytokine inhibitors, anti-inflammatory compounds and antibodies. Because of the competitive nature of the biopharmaceutical industry, we cannot assure you that:
•	The claims in any pending patent applications will be allowed or that patents will be granted;

•	Competitors will not develop similar or superior technologies independently, duplicate our technologies, or design around the patented aspects of our technologies;

•	Our proposed technologies will not infringe other patents or rights owned by others, including licenses that may be not be available to us;

•	Any of our issued patents will provide us with significant competitive advantages; or

•	Challenges will not be instituted against the validity or enforceability of any patent that we own or, if instituted, that these challenges will not be successful.
     Even if we successfully preserve our intellectual property rights, other biotechnology or pharmaceutical companies may allege that our technology infringes on their rights. Intellectual property litigation is costly, and even if we were to prevail in such a dispute, the cost of litigation could adversely affect our business, financial condition, and results of operations. Litigation is also time-consuming and would divert management’s attention and resources away from our operations and other activities. If we were to lose any litigation, in addition to any damages we would have to pay, we could be required to stop the infringing activity or obtain a license. Any required license might not be available to us on acceptable terms, or at all. Some licenses might be non-exclusive, and our competitors could have access to the same technology licensed to us. If we were to fail to obtain a required license or were unable to design around a competitor’s patent, we would be unable to sell or continue to develop some of our products, which would have a material adverse effect on our business, financial condition and results of operations.
     We depend on third parties to manufacture compounds for our drugs and drug candidates. The failure of these third parties to perform successfully could harm our business.
     We have utilized, and intend to continue utilizing, third parties to manufacture docosanol 10% cream, Neurodex and active pharmaceutical ingredients and supplies for our other drug candidates. We have no experience in manufacturing and do not have any manufacturing facilities. Currently, we have sole suppliers for the active pharmaceutical ingredients (“API”) for docosanol and Neurodex, and a sole manufacturer of Neurodex. Further, we do not have any long-term agreements in place with either of these suppliers. Any delays or difficulties in obtaining API or in manufacturing Neurodex could delay our clinical trials for neuropathic pain and delay the commercialization of Neurodex for PBA. Additionally, although we and GlaxoSmithKline maintain a strategic reserve of docosanol to mitigate against a short-term supply disruption, any sustained disruption of our docosanol supply could harm our operations.

     Because we depend on clinical research centers and other contractors for clinical testing and for certain research and development activities, the results of our clinical trials and such research activities are, to a certain extent, beyond our control.
     The nature of clinical trials and our business strategy of outsourcing a substantial portion of our research require that we rely on clinical research centers and other contractors to assist us with research and development, clinical testing activities and regulatory submissions to the FDA. As a result, our success depends partially on the success of these third parties in performing their responsibilities. Although we pre-qualify our contractors and we believe that they are fully capable of performing their contractual obligations, we cannot directly control the adequacy and timeliness of the resources and expertise that they apply to these activities. If our contractors do not perform their activities in an adequate or timely manner, the development and commercialization of our drug candidates could have to be abandoned or delayed.
     Developing new pharmaceutical products for human use involves product liability risks, for which we currently have limited insurance coverage.
     The testing, marketing and sale of pharmaceutical products involves the risk of product liability claims by consumers and other third parties. We maintain product liability insurance coverage for our clinical trials in the amount of $5 million per incident and $5 million in the aggregate. We expect to increase this coverage if we receive a favorable marketing approval of Neurodex by the FDA. However, product liability claims can be high in the pharmaceutical industry and our insurance may not sufficiently cover our actual liabilities. Additionally, our insurance carriers may deny, or attempt to deny, coverage in certain instances. If a suit against our business or proposed products is successful, then the lack of or insufficiency of insurance coverage could affect materially and adversely our business and financial condition. Furthermore, various distributors of pharmaceutical products require minimum product liability insurance coverage before their purchase or acceptance of products for distribution. Failure to satisfy these insurance requirements could impede our ability to achieve broad distribution of our proposed products.
Risks Relating to Our Stock
     Our stock price has historically been volatile and we expect that this volatility may continue for the foreseeable future.
     The market price of our Class A common stock has been, and is likely to continue to be, highly volatile. This volatility can be attributed to many factors, including the following:
•	Unfavorable announcements by us regarding our Neurodex NDA submission, clinical trial results or results of operations;

•	Announcements of developments regarding our agreements with Novartis and AstraZeneca, including delays in meeting goals or performance milestones by us or our partners;

•	Comments made by securities analysts, including changes in their recommendations;

•	Announcements by us of financing transactions and/or future sales of equity or debt securities;

•	Announcements by us of significant acquisitions, strategic partnerships, joint ventures, or capital commitments;

•	Sales of our Class A common stock by our directors, officers, or significant shareholders;

•	Announcements by our competitors of clinical trial results or product approvals; and

•	Market and economic conditions.
     Additionally, our stock price has been volatile as a result of periodic variations in our operating results. We expect our operating results to continue to vary from quarter-to-quarter and these variations may be significant. Variations may result from the following factors:
•	Performance under partnering arrangements — The recognition of the revenue under our partnering arrangements, including our license agreements for our MIF and RCT programs, will partially depend on the efforts and performance of our licensees in reaching milestones that are outside of our control, such as regulatory approval, product launch, or reaching a sales threshold.

•	Timing of FDA regulatory decisions — We are in the process of building a sales force for the planned commercialization of Neurodex. The timing and extent of these development expenditures will vary depending on the status and timing of the FDA’s review and decision on approval of our NDA for Neurodex. As a result, our expenses could vary significantly from quarter-to-quarter while we await regulatory decisions and complete this building process.

•	Acquisitions/alliances — Our acquisition of certain rights relating to Neurodex in fiscal 2005 resulted in charges of approximately $7.2 million. In the future, if we acquire complementary technologies, products, or businesses, we will incur potentially significant charges in connection with such acquisitions and may have ongoing charges after the closing of any such transaction. Any such acquisitions could adversely affect our results of operations.
     As a result of these factors, our stock price may continue to be volatile and investors may be unable to sell their shares at a price equal to, or above, the price paid.
     Our future financial results will be affected by changes in the accounting rules governing the recognition of stock-based compensation expense.
     Through fiscal 2005, we measured compensation expense for our employee stock compensation plans under the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25 (“APB No. 25”), “Accounting for Stock Issued to Employees.” Commencing in our 2006 fiscal year, we and other companies will be required to measure equity compensation expense using the fair value method, which will adversely affect our results of operations by reducing our income or increasing our losses and which may adversely affect our stock price. Had we accounted for our compensation expense under the fair value method of accounting prescribed by FAS 123, our equity compensation expenses would have been significantly higher, increasing by approximately $1.7 million, $1.0 million and $1.6 million, net of reported amounts prescribed under APB No. 25, during fiscal 2005, 2004 and 2003, respectively.
     The board of directors currently has the authority to effect a reverse stock split within a stated range until March 16, 2006. If implemented, the reverse stock split could negatively affect the price and liquidity of our Class A common stock.
     At our 2005 Annual Meeting of Shareholders, the shareholders granted to the board of directors the authority to implement, within its discretion and until March 16, 2006, a reverse split of our Class A common stock within a range of 1:2 to 1:5. The board of directors is seeking a similar grant of authority at the 2006 Annual Meeting of Shareholders, with the authority to extend until March 31, 2007.
     Under this grant of authority, the board of directors may implement a reverse stock split within this range at any time. However, if the board of directors were to effect a reverse stock split, the bid price of the Class A common stock may not continue at a level in proportion to the reduction in the number of outstanding shares resulting from the reverse stock split. For example, if the board of directors decided to implement a reverse stock split at a ratio of 1-for-5, the post-split market price of our Class A common stock might not continue at a level at least five times greater than the pre-split price. Accordingly, the total market capitalization of our Class A common stock after a reverse stock split, if implemented, could be lower than the total market capitalization before the reverse stock split. Additionally, the liquidity of our Class A common stock could be affected adversely by the reduced number of shares outstanding after the reverse stock split.

Risks Relating to Our Industry
     The pharmaceutical industry is highly competitive and most of our competitors are larger and have greater resources. As a result, we face significant competitive hurdles.
     The pharmaceutical and biotechnology industries are highly competitive and subject to significant and rapid technological change. We compete with hundreds of companies that develop and market products and technologies in similar areas as our research. For example, we expect that Neurodex, if approved by the FDA for marketing as a treatment of PBA, will compete against antidepressants, atypical anti-psychotic agents and other agents for the treatment of this condition.
     Our competitors may have specific expertise and technologies that are better than ours and many of these companies, either alone or together with their research partners, have substantially greater financial resources, larger research and development staffs and substantially greater experience than we do. Accordingly, our competitors may successfully develop competing products. If we commence commercial sales for Neurodex for PBA, we may potentially be competing with other companies and their products with respect to manufacturing efficiencies and marketing capabilities, areas where we have limited or no direct experience.
     Our industry is highly regulated and our failure or inability to comply with government regulations regarding the development, production, testing, manufacturing and marketing of our products may adversely affect our operations.
     Government authorities in the U.S., including the FDA, and other countries highly regulate the development, production, testing, manufacturing and marketing of pharmaceutical products. The clinical testing and regulatory approval process can take many years and requires the expenditure of substantial resources. Failure to obtain, or delays in obtaining, these approvals will adversely affect our business operations, including our ability to commence marketing of any of the proposed products. We may find it necessary to use a significant portion of our financial resources for research and development and the clinical trials necessary to obtain these approvals for our proposed products. We will continue to incur costs of development without any assurance that we will ever obtain regulatory approvals for any of our products under development. Additionally, we cannot predict the extent to which adverse government regulations might arise from future U.S. or foreign legislative or administrative actions. Moreover, we cannot predict with accuracy the effects of any future changes in the regulatory approval process and in the domestic health care system for which we develop our products, or the costs of on-going compliance regulations after marketing approval has been obtained. Future changes could affect adversely the time frame required for regulatory review, our financial resources, and the sales prices of our proposed products, if approved for sale.

CAPITALIZATION
     The following table sets forth our capitalization as of September 30, 2005:
•	on an actual basis;

•	on an as-adjusted basis, to give effect to the sale of 5,970,150 shares of Class A common stock offered by us in this offering, at an offering price of $3.35 per share and after deducting estimated offering expenses payable by us.

	As of September 30, 2005
	Actual	As Adjusted
		(Unaudited)
Cash, cash equivalents and short-term investments in securities	$22,835,148	$42,235,148
Shareholders’ equity:
Preferred stock — no par value, 10,000,000 shares authorized	—	—
Series C Junior Participating — 1,000,000 shares authorized; no shares issued or outstanding	—	—
Class A Common stock — no par value; 200,000,000 shares authorized; shares issued and outstanding: 109,366,926 shares — actual; 115,337,076 shares — as adjusted	$167,738,303	$187,138,303
Unearned compensation	(3,477,144)	(3,477,144)
Accumulated deficit	(155,012,466)	(155,012,466)
Accumulated other comprehensive loss	(113,814)	(113,814)

Total shareholders’ equity	$9,134,879	28,534,879

TOTAL CAPITALIZATION	$9,134,879	$28,534,879

DILUTION
     Our pro forma net tangible book value as of September 30, 2005 was approximately $5.5 million, or $0.05 per share of Class A common stock. Pro forma net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of Class A common stock outstanding. After giving effect to the sale by us of the 5,970,150 shares of Class A common stock offered in this offering at an offering price of $3.35 per share, and after deducting estimated offering expenses payable by us, our pro forma, as-adjusted net tangible book value as of September 30, 2005 would have been approximately $24.9 million, or $0.22 per share of Class A common stock. This represents an immediate increase in the pro forma net tangible book value of $0.17 per share to our existing shareholders and an immediate and substantial dilution in pro forma net tangible book value of $3.13 per share to new investors. The following table illustrates this per share dilution:

Offering price per share	$3.35
Pro forma net tangible book value per share as of September 30, 2005.	$0.05
Increase per share attributable to new investors	$0.17
Pro forma, as-adjusted net tangible book value per share after this offering	$0.22
Dilution per share to new investors	$3.13
PLAN OF DISTRIBUTION
     This is a best efforts offering being made directly by Avanir, without an underwriter or placement agent. We are not required to sell any specific number or dollar amount of securities in this offering, but will use our best efforts to sell the securities offered. We will receive all of the proceeds from any securities sold in this offering. If we sell the maximum number of shares offered by this prospectus supplement, the total gross offering proceeds to us, before offering expenses (described below), will be $20,000,000.
     We expect to enter into a stock purchase agreement with one or more institutional investors for the sale and purchase of the shares offered under this prospectus supplement. Any such stock purchase agreement will contain customary representations and warranties by us and each of the purchasers, and provides that the obligations of the purchasers to purchase the shares will be subject to certain customary conditions precedent.
     This offering will continue until the earlier of the sale of all shares offered by this prospectus supplement or December 30, 2005. We expect that closing will generally occur within three business days following our entry into definitive stock purchase agreements with investors participating in this offering.
Expenses of the Offering
     We estimate that the net total expenses of the offering will be approximately $625,000, which includes a finder’s fee in the amount of $600,000 that we have agreed to pay to a registered broker-dealer, assuming that the maximum number of shares covered by this prospectus supplement are sold and that certain purchasers identified by the broker-dealer participate in this offering.
American Stock Exchange Listing
     Our Class A common stock is listed on the American Stock Exchange under the symbol “AVN.”
* * *

PROSPECTUS
$100,000,000
AVANIR Pharmaceuticals
Class A Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Warrants

     We may offer and sell an indeterminate number of shares of our Class A common stock and preferred stock, depositary shares, debt securities and warrants from time to time under this prospectus. We may offer these securities separately or as units, which may include combinations of the securities. We will describe in a prospectus supplement the securities we are offering and selling, as well as the specific terms of the securities.
     We may offer these securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.
     Our Class A common stock trades on The American Stock Exchange under the symbol “AVN.” On July 21, 2005, the closing price for our Class A common stock, as reported on The American Stock Exchange, was $3.23 per share.

     Investing in our securities involves certain risks. See “Risk Factors” beginning on Page 4 of this prospectus for certain risks you should consider. You should read the entire prospectus and any applicable prospectus supplement carefully before you make your investment decision.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 3, 2005

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ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a shelf registration process. Under the shelf registration process, we may offer shares of our Class A common stock and preferred stock, depositary shares, various series of debt securities and warrants to purchase any of such securities with a total value of up to $100,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:
•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity;

•	original issue discount, if any;

•	rates and times of payment of interest, dividends or other payments, if any;

•	redemption, conversion, exchange, settlement or sinking fund terms, if any;

•	conversion, exchange or settlement prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion, exchange or settlement prices or rates and in the securities or other property receivable upon conversion, exchange or settlement;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any; and

•	important federal income tax considerations.
     A prospectus supplement may include a discussion of risks or other special considerations applicable to us or the offered securities. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. Please carefully read both this prospectus and the applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information.” This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.
     The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the common stock offered under this prospectus. The registration statement can be read at the SEC website or at the SEC’s public reading room mentioned under the heading “Where You Can Find More Information.”
     We have not authorized any broker-dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy securities, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus and the accompanying prospectus supplement speaks only as of the date set forth on the cover page and may not reflect subsequent changes in our business, financial condition, results of operations and prospects even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.
     We may sell the securities directly to or through underwriters, dealers or agents. We, and our underwriters or agents, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through underwriters or agents, we will include in the applicable prospectus supplement:
•	the names of those underwriters or agents;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.
     Class A Common Stock. We may issue shares of our Class A common stock from time to time. Holders of our Class A common stock are entitled to one vote per share for the election of directors and on all other matters that require shareholder approval. Subject to any preferential rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Our Class A common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our Class A common stock or any other securities convertible into shares of any class of our Class A common stock, or any redemption rights.
     Preferred Stock. We may issue shares of our preferred stock from time to time, in one or more series. Under our certificate of incorporation, our board of directors has the authority, without further action by shareholders, to designate up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the Class A common stock.
     If we issue preferred stock, we will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. If we issue preferred stock, we will incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of determination that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the prospectus supplement related to any series of preferred stock we may offer, as well as the complete certificate of determination that contains the terms of the applicable series of preferred stock.
     Depositary Shares. We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock and, in that event, will issue receipts for depositary shares. Each of these depositary shares will represent a fraction, which will be set forth in the applicable prospectus supplement, of a share of the applicable series of preferred stock.
     Any depositary shares that we sell under this prospectus will be evidenced by depositary receipts issued under a deposit agreement between us and a depositary with whom we deposit the shares of the applicable series of preferred stock that underlie the depositary shares that are sold. If we issue depositary shares, a form of deposit agreement, including a form of depositary receipt, will be incorporated by reference into the registration statement of which this prospectus is a part. We urge you to read the prospectus supplement related to any depositary shares we may offer, as well as the complete deposit agreement and depositary receipt.
     Debt Securities. We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsubordinated debt that we may have and may be secured or unsecured. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all or some portion of our indebtedness. Any convertible debt securities that we issue will be convertible into or exchangeable for our Class A common stock or other securities of ours. Conversion may be mandatory or at your option and would be at prescribed conversion rates.
     If we issue debt securities, they will be issued under one or more documents called indentures, which are contracts between us and a trustee for the holders of the debt securities. We urge you to read the prospectus supplement related to the series of debt securities being offered, as well as the complete indenture that contains the terms of the debt securities. If we issue debt securities, indentures and forms of debt securities containing the terms of debt securities being offered will be incorporated by reference into the registration statement of which this prospectus is a part.
     Warrants. We may issue warrants for the purchase of Class A common stock, preferred stock, depositary shares and/or debt securities in one or more series, from time to time. We may issue warrants independently or together with Class A common stock, preferred stock, depositary shares and/or debt securities, and the warrants may be attached to or separate from those securities.
     If we issue warrants, they will be evidenced by warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants. We urge you to read the prospectus supplement related to any series of warrants we may offer, as well as the complete warrant agreement and warrant certificate that contain the terms of the warrants. If we issue warrants, forms of warrant agreements and warrant certificates relating to warrants for the purchase of common stock, preferred stock, depositary shares and debt securities will be incorporated by reference into the registration statement of which this prospectus is a part.
ABOUT AVANIR PHARMACEUTICALS
     Avanir Pharmaceuticals is a drug discovery and development company focused on developing and commercializing novel treatments for chronic diseases. We are currently developing Neurodex™ for the treatment of pseudobulbar affect (“PBA”) and for the treatment of chronic diabetic neuropathic pain. We have successfully completed two double blind Phase III clinical trials of Neurodex in the treatment of PBA and one Phase II open label trial for the treatment of diabetic neuropathic pain. We also have a potential product for asthma, AVP-13358, which is in Phase I clinical development.
     Our clinical and pre-clinical research and drug discovery programs are focused primarily on small molecules that can be taken orally as therapeutic treatments. Our pre-clinical small molecule programs include potential treatments for atherosclerosis and inflammation. We have licensed to Novartis International Pharmaceutical Ltd. our research and development program that targets macrophage migration inhibitory factor (“MIF”) as a potential treatment for inflammatory diseases. Also, we have licensed to AstraZeneca PLC our research and development program to discover, develop and commercialize Reverse Cholesterol Transport (“RCT”) enhancing compounds for the treatment of cardiovascular disease. Using our proprietary Xenerex™ technology, we are also conducting research to develop injectable human monoclonal antibody products for anthrax, cytomegalovirus, and other infectious diseases.
     We strive to maintain a lean organizational structure while working on a diverse product development pipeline. We also strive to maintain flexibility in our cost structure, by actively managing outsourced functions such as clinical trials, market research, legal counsel, documentation and testing of internal controls, and portions of chemistry, rather than maintaining all of these functions in house. While outsourcing can lead to higher costs in some cases, we believe the benefits of being flexible, and being able to rapidly respond to program delays, or successes, and the availability of capital to advance our programs, far outweigh the disadvantages.
     We have submitted the final group of modules of a rolling submission to the U.S. Food and Drug Administration (“FDA”) of our New Drug Application (“NDA”) for Neurodex for the treatment of PBA. If Neurodex is approved by the FDA, we expect to begin marketing and selling the product in the first half of 2006. We are in the process of transforming from a research and development organization into a commercially viable pharmaceutical company. In order to facilitate that transformation, we are investing in our infrastructure to support the planned commercial launch of Neurodex if approved by the FDA. In preparation for the commercial launch of Neurodex, we are in the process of developing our sales and marketing strategy, and are recruiting sales and marketing personnel for key positions within the organization. We continue to evaluate co-promotion alternatives for Neurodex. The goals of a co-promotion arrangement would be to reach a broader target audience of physicians as well as to offset some of the expenses associated with Phase III clinical trials of Neurodex as a potential treatment for diabetic neuropathic pain.
     We have licensed certain rights to docosanol 10% cream, our MIF development program, and our RCT program, and we continue to seek licensees for other potential products in our pipeline. We may also seek to develop our other drug candidates through research collaborations with larger pharmaceutical companies, potentially allowing us to share the risks and the opportunities that come from such development efforts.
     We will have to raise significant amounts of additional capital to prepare for and potentially execute a product launch of Neurodex for PBA, if approved by the FDA for marketing, and fund selected research and other operating activities. Our future capital needs will depend substantially on the economic terms and the timing of any new partnership or collaborative arrangements with pharmaceutical companies under which they will share the costs of such activities. If we are unable to raise capital as needed to fund our operations, or if we are unable to enter into any such collaborative arrangements, then we may need to slow the rate of development of some of our programs or sell the rights to one or more of our drug candidates, and our commercialization plans for Neurodex may be adversely affected. For additional information about the risks and uncertainties that may affect our business and prospects, please see “Risk Factors.”
     Our offices and research facilities are located at 11388 Sorrento Valley Road, San Diego, California 92121. Our telephone number is (858) 622-5200 and our e-mail address is info@avanir.com. Additional information about Avanir can be found on our website, at www.avanir.com, and in our periodic and current reports filed with the Securities and Exchange Commission (“SEC”). Copies of our current and periodic reports filed with the SEC are available at the SEC Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and online at www.sec.gov and our website at www.avanir.com.
RISK FACTORS
     Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned above.
NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus contains or incorporates by reference forward-looking statements that involve risks and uncertainties. The statements contained or incorporated by reference in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the “1933 Act” and Section 21E of the Securities Exchange Act of 1934, or the “1934 Act”, including without limitation statements regarding our expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to us on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to us as of the date of such documents. We assume no obligation to update any such forward-looking statements. Our actual results may differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth under the caption “Risk Factors” in the prospectus supplement and in the documents incorporated by reference into this prospectus. In evaluating our business, prospective investors should carefully consider these factors in addition to the other information set forth in this prospectus and incorporated herein by reference.

DESCRIPTION OF SECURITIES
     We may offer shares of our Class A common stock and preferred stock, depositary shares, various series of debt securities and warrants to purchase any of such securities with a total value of up to $100,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities. Set forth below is a summary of the principal terms of these securities, to the extent that such terms are known at this time. Additional information regarding any securities we offer pursuant to this prospectus will be contained in the applicable prospectus supplement for such offering, and may including the specific amounts, prices and other important terms of the securities, including, to the extent applicable:
•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity;

•	original issue discount, if any;

•	rates and times of payment of interest, dividends or other payments, if any;

•	redemption, conversion, exchange, settlement or sinking fund terms, if any;

•	conversion, exchange or settlement prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion, exchange or settlement prices or rates and in the securities or other property receivable upon conversion, exchange or settlement;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any; and

•	important federal income tax considerations.
     Class A Common Stock
     We may issue shares of our Class A common stock from time to time. Holders of our Class A common stock are entitled to one vote per share for the election of directors and on all other matters that require shareholder approval. Subject to any preferential rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Our Class A common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our Class A common stock or any other securities convertible into shares of any class of our Class A common stock, or any redemption rights.
     Preferred Stock
     We may issue shares of our preferred stock from time to time, in one or more series. Under our certificate of incorporation, our board of directors has the authority, without further action by shareholders, to designate up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the Class A common stock.

     If we issue preferred stock, we will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. If we issue preferred stock, we will incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of determination that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the prospectus supplement related to any series of preferred stock we may offer, as well as the complete certificate of determination that contains the terms of the applicable series of preferred stock.
     Depositary Shares
     We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock and, in that event, will issue receipts for depositary shares. Each of these depositary shares will represent a fraction, which will be set forth in the applicable prospectus supplement, of a share of the applicable series of preferred stock.
     Any depositary shares that we sell under this prospectus will be evidenced by depositary receipts issued under a deposit agreement between us and a depositary with whom we deposit the shares of the applicable series of preferred stock that underlie the depositary shares that are sold. If we issue depositary shares, a form of deposit agreement, including a form of depositary receipt, will be incorporated by reference into the registration statement of which this prospectus is a part. We urge you to read the prospectus supplement related to any depositary shares we may offer, as well as the complete deposit agreement and depositary receipt.
     Debt Securities
     We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.
     We will issue the senior notes under the senior indenture which we will enter into with the trustee named in the senior indenture. We will issue the subordinated notes under the subordinated indenture which we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.
     The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.
     The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.
     General
     We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including:
•	the title;

•	the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•	the maturity date;

•	the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

•	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•	provisions for a sinking fund, purchase or other analogous fund, if any;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:
•	incur additional indebtedness;

•	issue additional securities;

•	create liens;

•	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

•	redeem capital stock;

•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•	make investments or other restricted payments;

•	sell or otherwise dispose of assets;

•	enter into sale-leaseback transactions;

•	engage in transactions with stockholders and affiliates;

•	issue or sell stock of our subsidiaries; or

•	effect a consolidation or merger;
•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	the procedures for any auction and remarketing, if any;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than dollars, the currency in which the series of debt securities will be denominated; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.
     Conversion or Exchange Rights
     We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours or a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities or the securities of a third party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.
     Consolidation, Merger or Sale
     The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquiror of such assets must assume all of our obligations under the indentures and the debt securities.
     If the debt securities are convertible for our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

     Events of Default Under the Indenture
     The following are events of default under the indentures with respect to any series of debt securities that we may issue:
•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and payable and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.
     If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.
     The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture.
     Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:
•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.
     A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:
•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.
     These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

          We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.
     Modification of Indenture; Waiver
          We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:
•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to comply with the provisions described above under “Consolidation, Merger or Sale;”

•	to comply with any requirements of the Securities and Exchange Commission in connection with the qualification of any indenture under the Trust Indenture Act of 1939;

•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

•	to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

•	to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authorization and delivery of debt securities of any series;

•	to provide for the issuance of and establish the form, terms and conditions of debt securities of any series, to establish the form or certifications required under an indenture or add to the rights of holders of any series of debt securities;

•	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indenture; or

•	to change anything that does not adversely affect the rights of any holder of debt securities of any series in any material respect.
     In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:
•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any supplemental indenture.
     Discharge
     Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:
•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the debenture trustee;

•	compensate and indemnify the debenture trustee; and

•	appoint any successor trustee.
     In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.
     Form, Exchange and Transfer
     We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series.
     At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.
     Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.
     We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.
     If we elect to redeem the debt securities of any series, we will not be required to:
•	issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

     Information Concerning the Debenture Trustee
     The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.
     Payment and Paying Agents
     Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.
     We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make interest payments by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate an office or agency of the debenture trustee in the city of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.
     All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.
     Governing Law
     The indentures and the debt securities will be governed by and construed in accordance with the laws of the state of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.
     Subordination of Subordinated Debt Securities
     The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.
     Warrants
     We may issue warrants for the purchase of Class A common stock, preferred stock, depositary shares and/or debt securities in one or more series, from time to time. We may issue warrants independently or together with Class A common stock, preferred stock, depositary shares and/or debt securities, and the warrants may be attached to or separate from those securities.
     If we issue warrants, they will be evidenced by warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants. We urge you to read the prospectus supplement related to any series of warrants we may offer, as well as the complete warrant agreement and warrant certificate that contain the terms of the warrants. If we issue warrants, forms of warrant agreements and warrant certificates relating to warrants for the purchase of common stock, preferred stock, depositary shares and debt securities will be incorporated by reference into the registration statement of which this prospectus is a part.

USE OF PROCEEDS
     We will retain broad discretion over the use of the net proceeds from the sale of our securities offered hereby. Except as described in any prospectus supplement, we currently anticipate using the net proceeds from the sale of our securities hereby primarily to fund the commercial development of Neurodex for PBA, assuming it is approved by the FDA, our ongoing and future clinical trials and for research and development and general and administrative expenses. The amounts and timing of the expenditures may vary significantly depending on numerous factors, such as the progress of our research and development efforts, regulatory approval status of Neurodex, technological advances and the competitive environment for our products. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, products and technologies. Although we have no specific agreements, commitments or understandings with respect to any acquisition, we evaluate acquisition opportunities and engage in related discussions with other companies from time to time.
     Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.
PLAN OF DISTRIBUTION
     We may sell the securities covered by this prospectus from time to time. Registration of the securities covered by this prospectus does not mean, however, that those securities will necessarily be offered or sold.
     We may sell the securities separately or together:
•	through one or more underwriters or dealers in a public offering and sale by them;

•	directly to investors; or

•	through agents.
     We may sell the securities from time to time:
•	in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the times of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.
     We will describe the method of distribution of the securities and the terms of the offering in the prospectus supplement.
     Any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.
     If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.
     We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.
     We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.
     Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.
     We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.
     Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents, in connection with the sale of securities. These underwriters, dealers or agents may be considered to be underwriters under the 1933 Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.
     Unless otherwise specified in the related prospectus supplement, all securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Any common stock sold pursuant to a prospectus supplement will be included in The American Stock Exchange. We may apply to list any series of debt securities, preferred stock, depositary shares or warrants on an exchange, but we are not obligated to do so. Therefore, there may not be liquidity or a trading market for any series of securities.
     Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.
     Underwriters, broker-dealers or agents who may become involved in the sale of the common stock may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive compensation.

LEGAL MATTERS
     The legality of the issuance of the securities being offered hereby and the binding nature of any Debt Securities being offered hereby will be passed upon by Heller Ehrman LLP, San Diego, California.
EXPERTS
     The consolidated financial statements incorporated in this prospectus by reference from Avanir Pharmaceuticals’ Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
     With respect to the unaudited interim financial information for the periods ended December 31, 2004 and 2003 and March 31, 2005 and 2004, which are incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2004 and March 31, 2005 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the 1933 Act.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     The SEC allows us to incorporate by reference into this prospectus the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act until the offering is completed:
     1. Our Annual Report on Form 10-K for the year ended September 30, 2004;
     2. Our Definitive Proxy Statement on Schedule 14A, filed January 28, 2005;
     3. Our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2004 and March 31, 2005;
     4. Our Current Reports on Form 8-K filed with the SEC on December 13, 2004, December 21, 2004, January 19, 2005, March 14, 2005, March 23, 2005, April 6, 2005, May 3, 2005, May 16, 2005 and July 12, 2005; and
     5. The description of our Class A common stock contained in our registration statement on Form 8-A (File No. 001-15803) filed on April 5, 2000, and as amended April 13, 2000.
     All other documents we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this prospectus.
     Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Avanir Pharmaceuticals, 11388 Sorrento Valley Road, San

Diego, California 92121, Attention: Chief Financial Officer, telephone: (858) 622-5200. We have authorized no one to provide you with any information that differs from that contained in this prospectus. Accordingly, you should not rely on any information that is not contained in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front cover of this prospectus.
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the informational requirements of the 1934 Act and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. Our filings are available to the public over the Internet at the Securities and Exchange Commission’s website at www.sec.gov, as well as at our website at www.avanir.com. You may also read and copy, at prescribed rates, any document we file with the Securities and Exchange Commission at the Public Reference Room of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Suite 1024, Washington, D.C. 20549. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the Securities and Exchange Commission’s Public Reference Rooms.
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
     Our Amended and Restated Articles of Incorporation eliminate the personal liability of directors to the fullest extent permitted by the California Corporations Code. Additionally, our bylaws provide that we shall fully indemnify any person who was or is a party, or is threatened to be made a party, to any action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he or she is or was our director or officer, or is or was serving at our request as a director or officer of another corporation, partnership joint venture, trust, employee benefit plan or other enterprise. Our bylaws authorize the board of directors to provide these same indemnification rights to other agents of the corporation. We have also obtained liability insurance for our officers and directors and have entered into indemnification agreements with our directors and certain officers.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
* * *

6,094,340 Shares
Class A Common Stock

PROSPECTUS SUPPLEMENT

October 17, 2005